Movie Gallery, Inc.
Contact: Thomas Johnson
(503) 570-1950


        Movie Gallery Announces the Promotion of
  Mark D. Moreland to Vice President, Finance and Treasurer

DOTHAN, ALABAMA ? July 29, 2005 ? Movie Gallery, Inc. (Nasdaq:
MOVI), announces the promotion of Mark D. Moreland to the role of Vice President, Finance and Treasurer for the holding Company, Movie Gallery, Inc. He will oversee the treasury function for both Movie Gallery and Hollywood Entertainment.

Moreland joined Hollywood Entertainment in 2002. Prior to this promotion, he served as Vice President, Finance and Treasurer for the subsidiary, Hollywood Entertainment Corp. Before joining Hollywood, he was with
Kmart Corporation for five years in merchandising finance and treasury roles, last holding the role of Divisional Vice President, Assistant Treasurer. Mark has also worked with Deloitte Consulting, Blue Shield of California and the U.S. General Accounting Office. Moreland earned an MBA from the
University of Michigan and a B.S. in Economics from the University of Texas at Arlington.


About Movie Gallery
Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.5 billion and approximately 4,700 stores located in all 50 U.S. states, Mexico and Canada.

#       #       #